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                                                                   EXHIBIT 10.28



                                CASH BONUS PLAN






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                                                                   EXHIBIT 10.28

                    DESCRIPTION OF SOFAMOR DANEK GROUP, INC.
                                CASH BONUS PLANS


         Sofamor Danek Group, Inc. ("Company") has established Cash Bonus Plans for its executive officers, non- executive officers and other middle management level employees. The executive officer Cash Bonus Plan is administered by the Board of Directors based on recommendations made by the Compensation Committee. All other Cash Bonus Plans are administered by Company management. The Plans are performance based on individual goals and objectives and overall Company operational performance. The Plans are designed so that if individual and Company performance goals are met, an individual will receive a bonus that is determined annually based on Plan criteria.

         Each employee under the Plan must meet a specified percentage of his or her individual performance objectives for the period as a prerequisite to receiving a bonus under the applicable plan. In such event, and provided the Company's threshold goals are met for the period, the employee will receive a specified percentage of his or her actual annual earnings. The percentage varies depending on (i) the level of the Company performance measured in accordance with the plan formula and (ii) the category in which the employee's position is included, which categories range from supervisor to mid- and upper-level management to executive officers. The percentage increases if the operations performance threshold is exceeded. No bonus is paid if the operational performance threshold is not met.

         All payments under all Cash Bonus Plans are made on or before March 15 of the year following the calendar year period in which the bonus is earned.